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                                                                 Exhibit (m) 4.
                             SM&R INVESTMENTS, INC.

                                DISTRIBUTION PLAN
                           FOR THE MONEY MARKET SERIES

                                December 31, 2000

         This Distribution Plan (the "Plan") is adopted by SM&R Investments , Inc., a corporation organized under the laws of the State of Maryland (the "Fund"), pursuant to Rule 12b-1 ("Rule 12b-1") under the Investment Company Act of 1940, as amended (the "1940 Act") for one of the Fund's series: the SM&R Money Market Fund (the "Money Market Series").

         The Money Market Series currently has a single class of shares, but it is intended that two new classes will be established so there will be two classes of shares of common stock (the "Shares") designated as the Class A Shares (Existing Shareholders and Purchasers Other Than by Exchanges) and the Class B Shares (Exchange Shares), respectively. This Plan describes distribution services to be provided by Securities Management and Research, Inc. ("SM&R") (investment adviser and principal underwriter to the Fund), or any distributor of the Money Market Series' Shares (each, a "Distributor") in connection with the Class A Shares and Class B Shares. The Plan also specifies the deductions from the Money Market Series assets to pay for such distribution services.

SECTION 1. AMOUNT OF PAYMENTS: DISTRIBUTION FEES

         (a) The Money Market Series will not pay any 12b-1 fees with respect to the Class A Shares.

         (b) The Money Market Series will pay distribution fees (the "Distribution Fees") with respect to Class B Shares of the Money Market Series (the "12b-1 Class") for distribution-related services provided to such Class B Shares. The Distribution Fee for the Class B Shares shall be computed as an annual percentage of the value of the average daily net assets of such Class, as follows:

-------------------------------------------------------------------------------------------
                                                        DISTRIBUTION        TOTAL 12B-1
               CLASS                                         FEE                FEE
-------------------------------------------------------------------------------------------
Class B Shares                                               0.50%             0.50%
-------------------------------------------------------------------------------------------

         (b) The Distribution Fees to be paid under this Plan will be calculated daily (as a percentage of average daily net assets) and paid periodically by the Money Market Series with respect to the 12b-1 Class at the annual rates indicated above.

         (c) Payments under this Plan are not tied exclusively to distribution expenses actually incurred by SM&R or any Distributor; the payments may exceed or be less than expenses actually incurred by SM&R and/or a Distributor.

SECTION 2.  DISTRIBUTION SERVICES PROVIDED.

         The Distribution Fees payable with respect to Class B Shares of the Money Market Series are intended to compensate SM&R, or enable SM&R to compensate other persons, including Distributors, for services that are primarily intended to result in, or that are primarily attributable to, the sale of such Class B Shares of the Money Market Series ("Selling Services").

         "Selling Services" when used in this Plan include, but are not limited to: compensation of sales personnel, training and supervision of sales personnel, advertising, marketing, and other promotional expenses (including the preparation of, printing, and making of sales literature), and the printing and distribution to prospective investors in the Money Market Series of prospectuses and statements of additional information, that are used in connection with sales of the 12b-1 Class of the Money Market Series and distributing such Class B Shares of the Money Market Series. In providing compensation for Selling Services in accordance with this Plan, SM&R is expressly authorized (i) to make, or cause to be made, payments reflecting an allocation of overhead and other office expenses related to the distribution of the 12b-1 Class of the Money Market Series; (ii) to make, or cause to be made, payments, or


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to provide for the reimbursement of expenses of, persons who provide support services in connection with the distribution of the 12b-1 Class of the Money Market Series; and (iii) to make, or cause to be made, payments to financial intermediaries who have sold Class B Shares.

SECTION 3. APPROVAL OF PLAN AND RELATED AGREEMENTS.

         (a) SHAREHOLDER APPROVAL. Neither this Plan nor any related agreements will take effect with respect to the Class B Shares of the Money Market Series, and no fee will be deducted or payable in accordance with Section 1 of this Plan, with respect to the Shares of such 12b-1 Class, until this Plan has been approved by a vote of at least a majority of the outstanding voting securities represented by Class B, if adopted after any public offering of the Shares of Class B or the sale of such Class B Shares to persons who are not affiliated persons of the Fund or affiliated persons of such persons. This Plan will be deemed to have been approved by shareholders of the 12b-1 Class of the Money Market Series so long as a majority of the outstanding voting securities of the shareholders of such 12b-1 Class vote for the approval of the Plan, notwithstanding that: (i) the Plan has not been approved by a majority of the outstanding voting securities represented by any other Class; (ii) the Plan has not been approved by a majority of the outstanding voting securities of the Money Market Series; or (iii) the Plan has not been approved by a majority of the outstanding voting securities of the Fund.

         (b) DIRECTOR APPROVAL. Neither this Plan nor any related agreements will take effect with respect to any Class of Shares of the Money Market Series until approved by:

         (i) a majority vote of the full Board of Directors of the Fund (the "Board"), and

         (ii) a majority vote of those directors who are not interested persons of the Fund and who have no direct or indirect financial interest in the operation of this Plan or in any agreements related to it (the "Independent Directors"), cast in person at a meeting called for the purpose of voting on this Plan and the related agreements. In voting to approve the implementation or continuance of this Plan (see Section 4 below), the directors must conclude, in exercise of reasonable business judgment and in light of their fiduciary duties, that there is a reasonable likelihood that the Plan will benefit Class B and its shareholders.

SECTION 4. CONTINUANCE OF PLAN.

         This Plan will continue in effect with respect to the 12b-1 Class of the Money Market Series from year to year so long as its continuance is specifically approved annually by vote of the Board in the manner described in
Section 3(b) above. The Board will evaluate the appropriateness of this Plan with respect to the Class B Shares of the Money Market Series and its payment terms on a continuing basis and in doing so will consider all relevant factors, including the types and extent of Selling Services provided by SM&R and/or Distributors and amounts SM&R and/or Distributors receive under this Plan.

SECTION 5. TERMINATION.

         This Plan may be terminated with respect to the Class B Shares of the Money Market Series at any time, by vote of a majority of the Independent Directors or by a vote of a majority of the outstanding voting securities of the Class B shareholders.

SECTION 6. AMENDMENTS.

         This Plan may not be amended with respect to the 12b-1 Class of the Money Market Series to increase materially the amount of the fees described in
Section 1 above without approval of the Class B shareholders as contemplated in
Section 3(a) above. In addition, all material amendments to this Plan must be approved in the manner described in Section 3(b) above.

SECTION 7. SELECTION OF INDEPENDENT DIRECTORS.

         While this Plan is in effect with respect to the 12b-1 Class, the selection and nomination of the Fund's Directors who are not interested persons of the Fund will be committed to the discretion of the Directors then in office who are not interested persons of the Fund.

SECTION 8. QUARTERLY WRITTEN REPORTS.


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         In each year during which this Plan remains in effect with respect to the 12b-1 Class, SM&R (and any other person authorized to direct the disposition of monies paid or payable by the Money Market Series pursuant to the Plan or any related agreement) will prepare and furnish to the Board, and the Board will review, at least quarterly, written reports complying with the requirements of Rule 12b-1, which set out the amounts expended under this Plan and the purposes for which those expenditures were made.

SECTION 9.  RECORDKEEPING.

         The Fund will preserve copies of this Plan, any agreement relating to this Plan and any report made pursuant to Section 8 above, for a period of not less than six years (the first two years in an easily accessible place) from the date of this Plan, the agreement or the report, or for such other periods as may be required by applicable law.

SECTION 10. FILING.

         This Plan shall be filed as an exhibit to the Fund's Registration Statement on Form N-1A with the U.S. Securities and Exchange Commission, with the next amendment of such Registration Statement filed after the date hereof.

SECTION 11. INTERPRETATION; MEANING OF CERTAIN TERMS.

         (a) This Plan shall be interpreted in accordance with the 1940 Act and Rule 12b-1 thereunder.

         (b) As used in this Plan, the terms "interested person" and "majority of the outstanding voting securities" will be deemed to have the same meaning that those terms have under the 1940 Act and the rules and regulations under the 1940 Act, subject to any exemption that may be granted to the Fund under the 1940 Act by the Securities and Exchange Commission.

         (c) The provisions of this Plan are severable for each Class of the Money Market Series.

SECTION 12. LIMITATION OF LIABILITY.

         The obligations of the Fund and the Money Market Series under this Plan will not be binding upon any of the directors, shareholders, nominees, officers, employees or agents, whether past, present or future, of the Fund, individually, but are binding only upon the assets and property of the Fund and the Money Market Series, as provided in the Fund's Articles of Incorporation. The execution and delivery of this Plan have been authorized by the directors of the Fund, and signed by an authorized officer of the Fund, acting as such, and neither the authorization by the directors nor the execution and delivery by the officer will be deemed to have been made by any of them individually or to impose any liability on any of them personally, but will bind only the property of the Fund and the Money Market Series, as applicable.

SECTION 13. DATE OF EFFECTIVENESS.

         This Plan has been executed by the Fund as of the 31st day of December, 2000 and will become effective with respect to the Class B Shares of the Money Market Series as of December 31, 2000, or on such other date as interests in the Class B Shares of the Money Market Series are first offered to or held by the public (subject to approvals as provided for in Section 3 above).

                                    SM&R INVESTMENTS, INC.

                                    By:  /s/ Michael W. McCroskey
                                        ------------------------------
                                          Michael W. McCroskey
                                          President


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